UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 19, 2006

TALEO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4140 Dublin Boulevard, Suite 400
Dublin, CA 94568
(Address of principal executive offices, including zip code)
(925) 452-3000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On October 19, 2006, Taleo Corporation (the “Company”) entered into a sublease agreement (the “Sublease”) with Cyworld, Inc. (the “Sublessee”) to sublease office space located at 575 Market Street, San Francisco, California and consisting of approximately 12,109 square feet. The subleased space is the former location of the Company’s principal executive offices and is currently subject to a lease agreement dated May 14, 2004 between 555-575 Market Street, LLC (the “Landlord”) and the Company. The commencement of the term of the Sublease is conditioned upon the Company obtaining the written consent of the Landlord, which is expected to occur by October 31, 2006, and will end on July 30, 2009. Under the Sublease, the Company will receive monthly rental payments of approximately $20,182.00 until September 30, 2007, $22,220.00 from October 1, 2007 to September 30, 2008, and $24,218.00 from October 1, 2008 to July 30, 2009. Provided that the Sublessee is not in default under the Sublease, the monthly base rent otherwise payable by the Sublessee under the Sublease will be abated for the first two months of the term. The Sublease also provides for the payment of additional rent for operating expenses and taxes.
A copy of the Sublease is filed as an exhibit to this report and is incorporated herein by reference. The description set forth above is qualified in its entirety by reference to the Sublease.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Sublease Agreement dated October 19, 2006 by and between Taleo Corporation, as sublessor, and Cyworld, Inc., as sublessee, for the premises located at 575 Market Street, San Francisco, California.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION
By:	/s/ Katy Murray
Katy Murray
Executive Vice President and Chief Financial Officer

Date: October 24, 2006

EXHIBIT INDEX

Exhibit No.	Description

10.1	Sublease Agreement dated October 19, 2006 by and between Taleo Corporation, as sublessor, and Cyworld, Inc., as sublessee, for the premises located at 575 Market Street, San Francisco, California.